On August 8, 2007, Drayton Richdale Corp. (OTC: DRYN) restructures Matlink, Inc. Nevada, a DRYN wholly owned subsidiary, in order to focus on acquiring or developing new technology and operations in Bio Diesel production and Distribution. Matlink, Inc. has filed for a corporate name change to Cenocore Group, Inc. This venture will be participated by Nathan J. Coleman, President of Technology Resources, Inc. (TRI), another DRYN wholly owned subsidiary and it will vertically integrate with the high efficiency, low emissions, light weight, two cycle Diesel engine in final stages of design in TRI. DRYN board of directors has decided to pursue a new direction for the company and thereby relinquishes all rights in the MSOS patent to its original developer.